Filed pursuant to Rule 433
Registration Statement No. 333-157007

The Ma'anit-Rehoboth #2 Well - The Drilling Rig at Night

Dear Shareholder and/or Friend of Zion...

Ma'anit-Rehoboth #2 Well

Here is a progress report (#1) regarding the drilling operations, for the 30 days ended Friday, May 15, 2009, from Zion's President and Chief Operating Officer, Glen Perry:

The drilling operations of the Ma'anit-Rehoboth #2 well can be divided into eight distinct steps:

(1)	Re-entering the Ma'anit #1 wellbore and cutting and retrieving the 7inch casing from 3,000 meters.

(2)	The setting of a cement plug to allow the hole to be deviated.

(3)	'Kicking off' of the plug and establishing both the angle and direction ofthe deviation.

(4)	Drilling directionally into the Triassic formation, a depth ofapproximately 15,400 feet (4,750 meters).

(5)	Appraisal and evaluation of the Triassic formation using electricalwireline well logs.

(6)	Setting and cementing casing at that depth.

(7)	Drilling deeper to the Permian formation, a depth of approximately18,000 feet (5,500 meters).

(8)	Appraisal and evaluation of the Permian formation using electricalwireline well logs.

During the period covered by this report, we completed steps (1), (2) and (3).

On Friday, May 15, 2009, we went into the hole with directional tools, in order to start the directional drilling operations.

The rig has been operating on a 24 hour basis, utilizing two drilling crews on 12 hour shifts. To date, the work has gone well, with few problems encountered. We are 'on schedule'.

The members of the Turkish rig crew have been pleasantly surprised with the courteous and helpful attitude that they have received from everyone they have met in Israel. As a direct consequence, their attitude is very positive and they want to do a 'first class' job for Zion.

Rights Offering

Anyone who was a stockholder on the record date of May 4, 2009, has the right to purchase some more Zion stock at $5.00 per share of stock.

If you are a stockholder, I hope you will exercise your rights to purchase Zion stock at $5.00 and even consider an over-subscription, as I believe we have arrived at the most exciting stage of Zion's development and that the offer before you may well never be repeated.

The rights offering is set to expire on June 10, 2009, although we may, at our discretion, extend that expiration date.

Psalm 51:18 - In your good pleasure, make Zion prosper...

Thank you for your continued support of Zion, and

Shalom from Israel

Richard Rinberg
CEO of Zion Oil & Gas, Inc.
www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, drilling efforts and potential results thereof and plans contingent thereon, are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the rights offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Zion Oil & Gas will send you the prospectus if you request it by calling toll free 1-888-TX1-ZION (1-888-891-9466).

The securities are offered by prospectus only, and only within those States and other jurisdictions in which the securities may be sold, and this announcement is neither an offer to sell nor a solicitation of any offer to buy in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities of any such state or jurisdiction.

More information about the offering is available at www.zionoil.com. A copy of the prospectus can be obtained on request, by calling toll free 1-888-TX1-ZION (1-888-891-9466) or by contacting Kim Kaylor at Zion Oil & Gas, Inc., 6510 Abrams Rd., Suite 300, Dallas, TX 75231; telephone 1-214-221-4610; email: dallas@zionoil.com